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                                                                     Exhibit 5
                                BINGHAM DANA LLP
                               150 Federal Street
                                Boston, MA 02110


January 22, 2001

Cubist Pharmaceuticals, Inc.
24 Emily Street
Cambridge, Massachusetts  02139

         Re: Registration Statement on Form S-8 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

         We have acted as counsel for Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on January 22, 2001 (the "Registration Statement").

         The Registration Statement covers the registration of 19,563 shares of common stock, $0.001 par value per share, of the Company (the "Shares"), which are to be issued by the Company upon exercise of stock options assumed by the Company (the "Assumed Options") in connection with the acquisition of all of the issued and outstanding capital stock of TerraGen Discovery Inc. ("TerraGen") pursuant to the terms of the Acquisition Agreement dated as of August, 2000, by and among the Company, TerraGen, C&T Acquisition Corporation and MDS Capital Corp., as shareholder representative. The Assumed Options were originally granted to employees and directors under TerraGen's Employee Stock Option Plan (the "Plan") and are exercisable upon the same terms and conditions as provided in the Plan, except that the assumed options are exercisable for shares of the Company's common stock and except to the extent the Assumed Options were otherwise changed or modified in connection with the acquisition of TerraGen (as modified, the "Exercise Terms").

         We have reviewed the corporate proceedings of the Company with respect to the authorization and the issuance of the Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

         We further assume that all Shares issued upon exercise of the Assumed Options will be issued in accordance with the Exercise Terms and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.


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Cubist Pharmaceuticals, Inc.
January 22, 2001
Page 2


         Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   /s/ Bingham Dana LLP

                                                   BINGHAM DANA LLP